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                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in this registration statement on Form S-1 of our report dated February 26, 1996 (except for the second paragraph of Note 1 as to which the date is December 23, 1996), and which includes an explanatory paragraph regarding a change in the accounting for income taxes in 1993, on our audits of the financial statements of the U.S. Land-Based Well Servicing Operations of Pride Petroleum Services, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts."

                                          /s/ COOPERS & LYBRAND L.L.P.
                                             COOPERS & LYBRAND L.L.P.

Houston, Texas

January 22, 1997